SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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MECHANICAL TECHNOLOGY INCORPORATED
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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MECHANICAL TECHNOLOGY INCORPORATED

30 SOUTH PEARL STREET

ALBANY, NEW YORK 12207

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Mechanical Technology Incorporated will be held at the Desmond Hotel, Northway Exit 4, 660 Albany-Shaker Road, Albany, New York 12211 on April 24, 2001, at 10:00 A.M. local time (refreshments will be served at 9:15 A.M.) for the following purposes:

1. Election of Directors.

  To approve an amendment to the Company's Certificate of Incorporation increasing from 50,000,000 to 75,000,000 the number of authorized shares of Common Stock.

3. Ratification of the appointment of PricewaterhouseCoopers LLP as the auditors of the Company.

4. Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 5, 2001 are entitled to notice of and to vote at the meeting. The Proxy Statement and Annual Report of the Company for the fiscal year ended September 30, 2000 are enclosed.

By Order of the Board of Directors
Catherine S. Hill	Albany, New York
Secretary	March 19, 2001

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO MARK, DATE, SIGN, AND PROMPTLY

RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE

MECHANICAL TECHNOLOGY INCORPORATED

30 SOUTH PEARL STREET

ALBANY, NEW YORK 12207

PROXY STATEMENT

This Proxy Statement, first being mailed to shareholders on approximately March 19, 2001, is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of Mechanical Technology Incorporated to be held on April 24, 2001, and any adjournment thereof, at the Desmond Hotel, Northway Exit 4, 660 Albany-Shaker Road, Albany, New York.

The shares represented by properly completed proxies received prior to the vote will be voted FOR 1) the election of directors; 2) ratifying appointment of auditors; and 3) approval of amendment to the Company's Certificate of Incorporation, unless specific instructions to the contrary are given or an abstention from voting is indicated by the shareholder. The proxy may be revoked any time before it is exercised.

At the close of business on March 5, 2001 the Company had outstanding 35,475,585 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on the matters to be voted upon by such shareholders. A majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present but do not affect the outcome of the election. A plurality vote is required for the election of Directors. A vote of the majority of all outstanding shares entitled to vote thereon is necessary to approve the amendment to the Company's Certificate of Incorporation and the affirmative vote of a majority of the votes cast is necessary to approve all other actions. Votes will be tabulated by inspectors of election appointed in accordance with the applicable provisions of the New York Business Corporation Law.

ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, three Directors are to be elected, each to hold office until the expiration of his or her term and until a successor shall be elected and shall qualify. The Directors serve staggered terms.

Alan Goldberg, Walter Robb and Beno Sternlicht are nominated to serve three-year terms; Dale Church, Edward Dohring and David Eisenhaure are in the first year of three-year terms; George McNamee and Dennis O'Connor are in the second year of three-year terms. Management's nominees for Directors, together with certain information concerning them, are on the following pages. In the event that any of such nominees shall become unavailable for any reason, it is intended that proxies will be voted for substitute nominees designated by management.

CERTAIN INFORMATION REGARDING NOMINEES

Mr. Goldberg, 55, a Director since 1996, is with First Albany Companies, Inc. ("FAC") where he has been the President since 1993, Co-Chief Executive Officer since 1994 and a Director since 1985 (see "Securities Ownership of Certain Beneficial Owners", below). He has served as Chairman of the Board of Trustees of the Albany Institute of History and Art, and as Director and Chairman of the Center for Economic Growth and Director of the Albany Symphony Orchestra. He serves on the Board of Directors of SatCon Technology Corporation and Beacon Power Corporation.

Dr. Robb, 72, a Director since 1997, has been a management consultant and President of Vantage Management, Inc., since 1993. Prior to that, Dr. Robb was with General Electric Company ("GE") in a number of executive positions. He was Senior Vice President for Corporate Research and Development from 1986 until his retirement on December 31, 1992, directing the GE Research and Development Center, one of the world's largest and most diversified industrial laboratories, and serving on GE's Corporate Executive Council. He has served on the Board of Directors of Plug Power Inc., since its formation in 1997, and is a Director of Cree Inc., Celgene Inc., and a number of privately owned companies.

Dr. Sternlicht, 71, a Director since 1996 and a co-founder of the Company, has been President of Benjosh Management Corporation, a management firm in New York City, since 1976; President of AMEAST Corporation, a consulting and trading corporation, since 1976; and President of Arben International,LLC, a distribution and manufacturing firm for products for the furniture industry, with offices in Moscow and New York City, since 1994. He has also served as Chairman of the Board of Comfortex Corp., a window shade designer and manufacturer, from 1992 until its sale to Hunter Douglas in 1999, and currently serves as stockholder representative to the Board of Directors. Dr. Sternlicht was a Director of the Company from 1961 to 1992, and prior to 1985 held a number of positions with the Company. At the time of his departure from the Company in 1985, he served as Technical Director and Vice Chairman of the Board of Directors. Dr. Sternlicht was one of the founders of VITA Volunteers in Technical Assistance, and has served on various advisory committees of NASA, DOE and the Commerce Department under Presidents Carter, Reagan and Bush, and served as an Advisor on Energy to the People's Republic of China, Israel and India.

Management recommends that you vote FOR election of the three nominees listed above as Directors of the Company.

CERTAIN INFORMATION REGARDING INCUMBENT DIRECTORS

Mr. Church, 62, a Director since 1997, has practiced law in private practice, government, and corporate environments for over 30 years with specialties in U.S. and international government contracting, developing companies, mergers and acquisitions, and joint ventures. He has been the Chief Executive Officer of Ventures & Solutions LLC since 1996 and the Chairman and CEO of the Intelligent Inspection Corporation since 1999, and, prior to that time, was a partner in the law firm of McDermott, Will & Emery from 1993 to 1997. He served as General Counsel to the American

Electronics Association from 1994 to 1998. His previous experience includes

CERTAIN INFORMATION REGARDING INCUMBENT DIRECTORS (Continued)

working for the U.S. Government's Central Intelligence Agency and Department of Defense and as corporate counsel to establish several companies in the Silicon Valley of California. He is a Trustee of the National Security Industrial Association and is a director of various private corporations.

Mr. Dohring, 67, a Director since 1997, became President of MTI Instruments, Inc., a majority-owned subsidiary of the Company, on April 1, 2000. Mr. Dohring retired December 31, 1998 from Silicon Valley Group, Inc. ("SVG") where he had been Vice President since July 1992 and President of its SVG Lithography Systems, Inc. ("SVGL") unit since October 1994. From June 1992 to October 1994, he served as President of SVG's Track Systems Division. He joined SVG from Rochester Instrument Systems, Inc., where he served as President from April 1989 to June 1992. He also held management positions with General Signal, CVC Products, Bendix, Bell & Howell and Veeco Instruments. He is a member of the Board of Directors of many companies including Tropel Corporation and Tegal Corporation, and has served as a director of Semiconductor Equipment & Materials International (SEMI) and International Disc Equipment Manufacturers Association (IDEMA). He currently serves on the State University of New York Maritime College Board of Directors and is a trustee of the College.

Mr. Eisenhaure, 55, a Director since 2000, has served as President, Chief Executive Officer and Chairman of the Board of Directors of SatCon Technology Corporation ("SatCon") since 1985. Prior to founding SatCon, Mr. Eisenhaure was associated with the Charles Stark Draper Laboratory, Incorporated from 1974 to 1985, and with its predecessor, the Massachusetts Institute of Technology's Instrumentation Laboratory, from 1967 to 1974. In addition to his duties at SatCon, Mr. Eisenhaure holds an academic position at the Massachusetts Institute of Technology serving as a lecturer in the Department of Mechanical Engineering. He also serves on the Board of Directors of Beacon Power Corporation. Mr. Eisenhaure became a Director of the Company when he was selected by SatCon as its designee on the Company's Board of Directors pursuant to the agreements entered into in connection with the October 1999 transactions between SatCon and the Company whereby the Company sold its subsidiary, Ling Electronics, to SatCon and agreed to invest approximately $7 million in SatCon.

Mr. McNamee, 54, a Director and Chairman of the Company's Board since 1996, and Chief Executive Officer since April 1998. Mr. McNamee is and has been the Chairman of the Board of FAC since 1985 and its Co-Chief Executive Officer since 1994 (see "Securities Ownership of Certain Beneficial Owners", below). Mr. McNamee also serves as Chairman of the Board of Plug Power Inc., a position he has held since Plug Power was formed in 1997. He is a member of the Board of Directors of MapInfo Corporation and The Meta Group, Inc. He is on the Board of Directors of the New York Stock Exchange, and the New York Conservation Education Fund.

Mr. O'Connor, 61, a Director since 1993, is a registered patent attorney and from 1984 until his retirement in June 2000, was the Director of New

Products and Technology for Masco Corporation, a diversified manufacturer

CERTAIN INFORMATION REGARDING INCUMBENT DIRECTORS (Continued)

of building, home improvement, and other specialty products for the home and family. He is a director of various private corporations. Mr. O'Connor originally became a Director of the Company when he was selected by Masco Corporation as its designee on the Company's Board of Directors pursuant to agreements entered into in connection with the 1992 transaction in which Masco sold 1,730,000 shares of the Company's common Stock to subsidiaries of the Lawrence Insurance Group, Inc., a former majority shareholder of the Company. The Lawrence Insurance Group, Inc. subsidiaries agreed to vote their shares to elect a designee of Masco to the Company's Board of

Directors so long as Masco remained liable under a guarantee it had executed in connection with the Company's obligations under a line of credit. This Agreement with Masco terminated when Mr. Lawrence sold his shares to FAC in 1996. Masco remained obligated on the guarantee until October 15, 1998 when the Company replaced its then existing line of credit with a line of credit from KeyBank, N.A.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held eleven (11) meetings during fiscal 2000. All directors attended at least 75% of all of the Board and committees meetings held during fiscal 2000.

The Company does not have a standing nominating committee or a committee performing similar functions.

The Audit Committee consists of Messrs. O'Connor, Church and Goldberg, each of whom is independent, as defined by the applicable listing standards of the National Association of Securities Dealers. The Audit Committee was established for the purposes of (i) recommending the selection of the Company's independent auditors; (ii) reviewing the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls; (iii) reviewing any transactions that involve a potential conflict of interest; (iv) reviewing the scope of independent audit coverages and the fees charged by the independent accountants; and (v) reviewing the independence of such accountants from the Company's management. The Audit Committee also reviews other matters with respect to its accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee met one time during fiscal 2000. On March 30, 2000, the Board of Directors adopted a written charter for the Audit Committee, a copy of which is attached as EXHIBIT 2 to this Proxy Statement.

Mr. Goldberg and Dr. Sternlicht serve as the members of the Company's Compensation Committee. The Compensation Committee was established to set and administer the policies that govern annual compensation for the Company's executives. Following review and approval by the Compensation Committee of the compensation policies, all issues pertaining to executive compensation are reported to the Board of Directors. The Compensation Committee approves compensation arrangements for officers and key employees of the Company, including but not limited to the grant of options to purchase the Company's Common Stock pursuant to the Company's stock option plans or other plans that may be established. The Compensation Committee met one time during fiscal 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership of the Company's Common Stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the Company's records and written representations by the persons required to file such reports, all filing requirements of Section 16(a) were satisfied with respect to the Company's most recent fiscal year.

INCREASE IN

AUTHORIZED COMMON STOCK

The Board of Directors has approved, subject to the approval of shareholders, and recommends that the shareholders of the Company approve, an amendment to the Company's Certificate of Incorporation providing for an increase from 50,000,000 to 75,000,000 in the number of authorized shares of Common Stock. As of March 5, 2001, the Company had a total of 35,475,585 shares of Common Stock outstanding (including 20,250 shares held in treasury), 6,879,657 shares of Common Stock reserved for issuance upon exercise of stock options issued and issuable and 300,000 shares of Common Stock reserved for issuance upon exercise of warrants. The amendment is contained in Exhibit 1 to this Proxy Statement.

Although the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of Common Stock for any purposes, the Board of Directors believes the increase in the authorized number of shares is in the best interests of the Company.

If the amendment is approved, the additional 25,000,000 authorized shares of Common Stock would be available for issuance in the future for corporate purposes, including, without limitation, financings, acquisitions, stock splits, stock dividends and employee stock incentive plans, as the Board of Directors may deem advisable. No additional action or authorization by the shareholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. Shareholders will not have preemptive rights to subscribe for shares of Common Stock, unless the Company grants such rights at the time of issue.

If the Company issues any newly authorized shares, it will cause the Company's current shareholders to be diluted and could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. The Company is not aware of any attempts on the part of a third party to effect a change of control of the Company and the amendment has been proposed for the reasons stated above and not for any possible anti-takeover effects it may have.

The Board of Directors recommends that shareholders vote FOR the approval of the amendment increasing the number of shares of authorized Common Stock.

APPROVAL OF AUDITORS

The Board of Directors has recommended that the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending September 30, 2001 be ratified by the stockholders. PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, LLP) have been the Company's auditors since 1978. Representatives of PricewaterhouseCoopers LLP are

expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of auditors.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The following tables set forth information with respect to the compensation and stock option grants for the fiscal year ended September 30, 2000 (and during the Company's two prior fiscal years), of each person who served as Chief Executive Officer during such year, and of all other persons who served as executive officers of the Company and its subsidiaries during such year whose total annual compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE
		ANNUAL COMPENSATION		LONG-TERM COMPENSATION
NAME AND POSITION OF PRINCIPAL	FISCAL YEAR	SALARY	BONUS	SECURITIES UNDERLYING OPTIONS (#)	ALL OTHER COMP
Dr. William P. Acker, President & Chief Technology Officer(1)	2000	$ 50,481	$ -	175,000	$ -
Dr. Judith A. Barnes, Vice President & Chief Marketing Officer(1)	2000	$100,962	$62,500	140,000	$ -
James T. Bunch, Vice President of Business Development(1)	2000	$ 45,769	$10,000	75,000	$ -
Denis P. Chaves, Vice President & General Manager MTI Instruments, Inc.	2000 1999 1998	$160,000 $160,000 $133,481	$25,000 $30,000 $33,500	30,000 90,000 90,000	$ 6,154(3) $ 6,523(3) $ 5,793(3)
Catherine S. Hill, Vice President of Corporate Development(1)	2000	$ 86,539	$ -	140,000	$ -
George C. McNamee, Chief Executive Officer (2)	2000 1999 1998	$ - $ - $ -	$ - $ - $ -	30,000 90,000 None	$ - $ - $ -
Cynthia A. Scheuer, Vice President & Chief Financial Officer	2000 1999	$115,037 $103,849	$10,000 $10,000	40,000 45,000	$ 4,561(3) $ 4,235(3)

  Represents compensation for a portion of the fiscal year based upon employment dates:

  Acker joined the Company as President and Chief Technology Officer on June 19, 2000.

  Dr. Barnes joined the Company as Vice President and Chief Marketing Officer on March 7, 2000.

  Mr. Bunch joined the Company as Vice President of Business Development on June 26, 2000.

  Ms. Hill joined the Company as Vice President of Corporate Development on March7, 2000.

  Mr. McNamee was appointed Chief Executive Officer on April 15, 1998.

  Represents Company matching contributions of $1.00 for each $1.00 contributed by the named individual to the 401(k) Savings Plan up to a maximum of 4% of base pay.

OPTION GRANTS IN FISCAL 2000

	Individual Grants
Name	Number of Shares Underlying Options Granted	Percentage of Total Options Granted to Employees	Exercise Price (per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[1] 5%($) 10%($)
Dr. William P. Acker	175,000[2]	21.58%	$10.650	06/19/2010	$1,172,102	$2,970,338
Dr. Judith A. Barnes	105,000[3] 35,000[4]	12.95% 4.32%	$21.917 $12.963	03/07/2010 06/20/2010	$1,447,244 $ 285,322	$3,667,600 $ 723,061
James T. Bunch	75,000[5]	9.25%	$11.475	06/26/2010	$ 541,242	$1,371,615
Denis P. Chaves	30,000[6]	3.70%	$21.625	03/30/2010	$ 407,995	$1,033,940
Catherine S. Hill	105,000[3] 35,000[4]	12.95% 4.32%	$21.917 $12.963	03/07/2010 06/20/2010	$1,447,244 $ 285,322	$3,667,600 $ 723,061
George C. McNamee	30,000[7]	3.70%	$20.917	04/01/2010	$ 394,631	$1,000,073
Cynthia A. Scheuer	30,000[6] 10,000[8]	3.70% 1.23%	$21.625 $12.963	03/30/2010 06/20/2010	$ 407,995 $ 81,520	$1,033,940 $ 206,589

_______________

  Potential realizable value is based on the assumption that the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the 10-year term. These numbers are calculated based upon Securities and Exchange Commission requirements and do not reflect the Company's projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value on the date of grant, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire 10-year term of the option and subtracting from that the aggregate option exercise price.
  25% or 43,750 shares are exercisable each year beginning June 19, 2000.
  25% or 26,250 shares are exercisable each year beginning March 7, 2000.

  33.33% or 11,666 shares are exercisable each year beginning June 20, 2001.

  25% or 18,750 shares are exercisable each year beginning June 26, 2001.

  25% or 7,500 shares are exercisable each year beginning March 30, 2001.
  100% exercisable at grant.
  33.33% or 3,333 shares are exercisable each year beginning June 20, 2001.

FISCAL YEAR-END OPTION VALUES

Option Exercises and Option Values. The following table sets forth information concerning the number and value of unexercised options to purchase Common Stock of the Company held by the Named Executive Officers of the Company who held such options at September 30, 2000.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Shares Acquired On Exercise (#)	Value Real ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. William P. Acker	-	-	43,750	131,250	$ 7,131	$ 21,394
Dr. Judith A. Barnes	-	-	26,250	113,750	$ -	$ -
James T. Bunch	-	-	-	75,000	$ -	$ -
Denis P. Chaves	22,500	$121,318	129,825	170,625	$1,256,466	$1,320,016
Catherine S. Hill	-	-	101,250	113,750	$ 406,585	$ -
George C. McNamee	-	-	120,000	-	$ 706,295	$ -
Cynthia A. Scheuer	45,000	$ 61,006	-	107,500	$ -	$ 627,596
  Based on the last reported sale price on the Nasdaq National Market on September 29, 2000, less the option exercise price.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee reviews and evaluates individual executive officers and determines the compensation for each executive officer. In general, compensation is designed to attract, retain and motivate a superior executive team, reward individual performance, relate compensation to Company goals and objectives and align the interests of the executive officers with those of the Company's stockholders.

Compensation for the Named Executive Officers during Fiscal 2000 included salary and bonus. Base salary was determined by reviewing the previous levels of base salary, base salaries paid by comparable companies to executives with similar responsibilities, perceived level of individual performance and the overall performance of the Company. No specific weight was given to any of these factors in the evaluation of base salaries because each of these factors was considered significant and the relevance of each varies depending on an officer's responsibilities.

For fiscal 2000, bonus amounts were based on the Named Executive Officers' specific contributions made during the year toward the Company's goals established at the beginning of the year. Bonus amounts are paid in cash generally during the first quarter after year-end. Stock options are also granted to executive officers based upon their specific responsibilities.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION (Continued)

The Compensation Committee believes that with current salary, bonus and stock option grants, which generally vest over a four-year period, the executive team is properly motivated to achieve the short and long-term goals of the Company.

The Budget Reconciliation Act of 1993 amended the Internal Revenue Code to add Section 162(m), which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1 million per year. The Compensation Committee does not believe that this law will impact the Company because the current level of compensation for each of the Company's executive officers is well below the $1 million salary limitation. The Compensation Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION

George C. McNamee became Chief Executive Officer of the Company on April 15, 1998. Mr. McNamee receives no salary or bonus from the Company; however, he does receive stock options as a member of the Board of Directors of the Company.

Compensation Committee

Mr. Alan P. Goldberg
Dr. Beno Sternlicht

EMPLOYMENT AGREEMENTS

Dr. Judith A. Barnes, Vice President and Chief Marketing Officer will receive 100% of her base salary for 6 months if we terminate her employment without cause. For fiscal year 2000, her base annual salary was $175,000.

Dr. William P. Acker, President and Chief Technological Officer will receive 100% of his base salary and benefits for one year if we terminate him without cause. For fiscal year 2000, his base annual salary was $175,000.

Ms. Catherine S. Hill, Vice President of Corporate Development will receive 100% of her base salary for 6 months if we terminate her employment without cause. For fiscal year 2000, her base annual salary is $150,000.

DIRECTORS' COMPENSATION

Directors who are not salaried officers or employees receive fees of $750 for each Board of Directors meeting attended. Directors are also are reimbursed for travel expenses incurred in attending meetings.

DIRECTORS' COMPENSATION (Continued)

On March 18, 1999, the Company's Board of Directors adopted a director stock option program, pursuant to which on the date of each Annual Meeting of Stockholders of the Company commencing with the Annual Meeting in 1999, provided that he or she is serving as a director immediately following the date of such Annual Meeting of Stockholders, each non-employee director will be granted a nonstatutory stock option to purchase 10,000 shares of the Company's Common Stock. These nonstatutory stock options will be immediately exercisable and will have exercise prices equal to the closing price of the Company's Common Stock on the NASDAQ National Market on the date of grant.

During Fiscal 2000, the Company granted stock options to purchase shares of the Company's Common Stock to each member of the Board of Directors. The stock option exercise price was $20.92 per share, and these stock options were immediately exercisable upon grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee ("Committee") approves all of the policies under which compensation is paid or awarded to the Company's officers and employee directors. The Committee, in fiscal 2000, consisted of Mr. Goldberg and Dr.  Sternlicht.

Mr. Goldberg is Co-Chief Executive Officer of FAC. (See "Securities Ownership of Certain Beneficial Owners" and "Certain Relationships and Related Transactions")

AUDIT FEES

The Company was billed the following fees by PWC during fiscal 2000:

Audit fees	$ 95,415
All other fees	75,645
Total	$171,060

These other services are considered compatible with the auditors' independence.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended September 30, 2000, the Audit Committee (i) reviewed and discussed the audited financial statements with the Company's management, (ii) discussed with PricewaterhouseCoopers LLP ("PWC"), the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from PWC required by

AUDIT COMMITTEE REPORT (Continued)

Independence Standards Board Standard No.1 (as modified or supplemented) and discussed the independence of PWC with PWC. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2000.

Mr. Goldberg is the President and Co-Chief Executive Officer of FAC and is therefore not considered independent. The Company's Board of Directors considers Mr. Goldberg's membership on the committee is essential in order to represent the best interests of the Company and its shareholders because of his significant experience with corporate financial matters.
AUDIT COMMITTEE

E. DENNIS O'CONNOR
ALAN P. GOLDBERG
DALE W. CHURCH

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At September 30, 2000, First Albany Companies, Inc. ("FAC") owned approximately 34% of the Company's common stock. George McNamee, a Director and Chief Executive Officer of the Company, is Chairman of the Board of Directors, Co-Chief Executive Officer and a shareholder of FAC. Alan Goldberg, a Director of the Company, is a Director, President and Co-Chief Executive Officer and a shareholder of FAC.

Transactions among related parties are as fair to the Company as obtainable from unaffiliated third parties.

On December 27, 2000, the Company entered into a Put and Call with FAC to provide independent credit support for repayment of its $25.2 million indebtedness to KeyBank, N.A. ("FAC Credit Enhancement"). The FAC Credit Enhancement provides FAC with the option, if the price of Plug Power stock falls to $4 per share, to either purchase 6.3 million Plug Power shares pledged as collateral on the loan or take an assignment of KeyBank, N.A.'s rights under the Credit Agreement, as amended. The FAC Credit Enhancement may be triggered if the Company defaults on its obligations to KeyBank, N.A. The FAC Credit Enhancement expires on April 27, 2001, and may be renewed by the Company and FAC on a monthly basis upon mutually agreeable terms. If the Company defaults, the proceeds from the FAC Credit Enhancement will be used to pay KeyBank, N.A. $25.2 million. If the FAC Credit Enhancement expires prior to November 3, 2001, the loan is immediately due and payable. After November 3, 2001, upon expiration of the FAC Credit Enhancement, if Plug Power stock is trading below $20 per share, the loan is immediately due and payable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS (Continued)

On December 27, 2000, the Company entered into two bridge loan agreements with FAC. The first loan was for $945 thousand and was used to pay the purchase price for the FAC Credit Enhancement. The Company has pledged 200,000 shares of Plug Power common stock as collateral for that loan.

The second loan is for $5 million, $3 million of which was used to make a principal loan repayment to KeyBank, N.A. and the remaining $2 million will be used for working capital. The Company pledged 1 million shares of Plug Power common stock as collateral. Both loans bear interest at the Prime Rate (9.5% at December 27, 2000) and both interest and principal are due on January 3, 2002. Upon mutual agreement of FAC and the Company, the loans may be converted to equity prior to maturity.

In April 2000, the Company entered into a management services agreement with First Albany Corporation, a wholly-owned subsidiary of FAC, to provide certain services on a month-to-month basis. Under this agreement, FAC bills services to the Company (phone, network, postage, etc.) on a cost reimbursement basis. Billings under these agreements amounted to approximately $30 thousand for 2000.

During November 1999, FAC/Equities, a division of First Albany Corporation, a wholly-owned subsidiary of FAC, was paid approximately $353 thousand for financial advisory and investment banking services in connection with the sale of Ling Electronics, Inc. and Ling Electronics, Ltd. ("Ling") to SatCon Technology Corporation ("SatCon").

FAC/Equities was a co-manager in the Plug Power Inc. ("Plug Power") initial public offering ("IPO"). George C. McNamee is the Chairman and Co-Chief Executive Officer of FAC, the Chairman and Co-Chief Executive Officer of First Albany Corporation, the Chairman of the Board and Chief Executive Officer of Mechanical Technology, and is currently the Chairman of the Board of Directors of Plug Power. In addition, Dr. Walter L. Robb, a director of Mechanical Technology, is a director of Plug Power and Dr. Beno Sternlicht, a director of Mechanical Technology, was a director of Plug Power until just before the Plug Power IPO in 1999 and is presently a consultant to Plug Power.

Prior to making its investment in Beacon Power Corporation ("Beacon Power"), the Company made a one time $1.2 million bridge loan to Beacon Power in April 2000. This bridge loan was converted to equity as part of a $6 million investment. In connection with this bridge loan, the Company received approximately $5 thousand in interest income. Mechanical Technology owns approximately 9.2% of Beacon Power, after its IPO and the Company's exercise of warrants on December 20, 2000, and Alan Goldberg is the Company's representative on the Beacon Power Board of Directors. In addition, SatCon performs funded research and development and sells power electronic boards and components to Beacon Power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS (Continued)

Plug Power purchases electronic components from SatCon for its residential fuel cell systems. Mechanical Technology owns approximately 13.0% of SatCon's outstanding stock and has the right to appoint two members to SatCon's Board of Directors. Alan Goldberg is the Company's current representative on the SatCon board.

David B. Eisenhaure, a Director of the Company, is President, Chief Executive Officer and Chairman of the Board of Directors of SatCon. On October 21, 1999, the Company created a strategic alliance with SatCon. SatCon acquired Ling from the Company and the Company agreed to invest approximately $7 million in SatCon. This investment was done in two stages.

In consideration for the acquisition of Ling and the Company's investment, the Company received 1,800,000 shares of SatCon's common stock and warrants to purchase an additional 100,000 shares of SatCon's common stock.

As a part of the SatCon transaction, the Company issued to SatCon warrants to purchase 108,000 and 192,000 shares of the Company's stock on October 21, 1999 and January 31, 2000, respectively. The warrants are immediately exercisable at $12.56 per share and expire on October 21, 2003 and January 31, 2004, respectively. The estimated fair value of these warrants at the dates issued were $4.94 and $16.38 per share, respectively, using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options.

The Company also received warrants to purchase 36,000 and 64,000 shares of SatCon common stock on October 21, 1999 and January 31, 2000, respectively. The warrants are immediately exercisable at $8.80 per share and expire on October 21, 2003 and January 31, 2004, respectively.

Prior to becoming Vice President of Corporate Development, Catherine Hill's law firm, Catherine S. Hill, PLLC, served as general counsel to the Company. Billings for 2000 totaled approximately $141 thousand.

Ms. Hill also received 30,000 stock options during 2000 with a Black Scholes value of approximately $446 thousand.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's common stock, based on the market price of the Company's common stock, with the total return of companies included within the Standard & Poor's (S&P)500 Composite Index and the companies included within the S&P Technology Sector Composite Index for a five year period commencing October 1, 1995 and ending September 30, 2000. The calculation of total cumulative return assumes a $100 investment in the Company's common stock, the S&P 500 Composite Index and the S&P Technology Sector Composite Index on October 1, 1995, the first day of the Company's fiscal year.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG MECHANICAL TECHNOLOGY INCORPORATED, THE S&P INDEX

AND THE S&P TECHNOLOGY SECTOR INDEX

[GRAPH APPEARS HERE]

Measurement Period		S&P	S&P Technology
(Fiscal Year Covered)	MKTY	500 Index	Sector Index

FYE 10/01/95	100	100	100
FYE 9/30/96	170	120.34	122.85
FYE 9/30/97	280	169.01	199.52
FYE 9/30/98	570	184.30	225.89
FYE 9/30/99	4267.50	235.54	394.81
FYE 9/30/00	3892.50	266.83	471.73

ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

FAC, 30 South Pearl Street, Albany, New York, 12207, are beneficial owners of 11,882,433 shares, or approximately 34%, of the outstanding common stock of the Company. Messrs. McNamee and Goldberg may be deemed the beneficial owners of at least a portion of the shares owned by FAC. Messrs. McNamee and Goldberg disclaim such beneficial ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2000 for:

  All persons known by us to own beneficially 5% or more of the common stock;

  each of our directors;
  the executive officers and key employees listed in the Summary Compensation Table; and
  all directors and executive officers as a group.
Shares Beneficially Owned(1)
Name of Beneficial Owner	Number (2)		Percent
First Albany Companies Inc.	11,882,433		33.55%
Dr. William P. Acker	68,750	(3)	*
Dr. Judith A. Barnes	26,250	(4)	*
James T. Bunch	-		*
Denis P. Chaves	152,325	(5)	*
Dale W. Church	328,500	(6)	*
Edward A. Dohring	193,689	(7)	*
David B. Eisenhaure	333,000	(8)	*
Alan P. Goldberg	12,904,851	(9),(12)	36.43
Catherine S. Hill	106,350	(10)	*
George C. McNamee	13,440,549	(9),(11),(12)	37.93
E. Dennis O'Connor	349,500	(13)	*
Dr. Walter L. Robb	198,300	(13)	*
Cynthia A. Scheuer	61,875	(14)	*
Dr. Beno Sternlicht	934,018	(7), (15)	2.63
All present Directors and Officers as a group (13 persons)	17,063,199		46.18

*Percentage is less than 1.0% of the outstanding common stock.

  Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the Stockholder. The address of George C. McNamee and Alan P. Goldberg is First Albany Companies Inc., 30 South Pearl Street, Albany, New York 12207. The address of all other listed stockholders is c/o Mechanical Technology Inc., 30 South Pearl Street, Albany, New York 12207.

  The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after December 31, 2000, through the exercise of any warrant, stock option or other right. The inclusion in this proxy statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person, which are exercisable within 60 days of December 31, 2000, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 35,422,335 shares of common stock outstanding as of December 31, 2000.

  Includes options for 25,000 shares granted on December 15, 2000 and 43,750 shares granted on June 19, 2000, which are exercisable within 60 days of December 31, 2000.
  Includes options for 26,250 shares granted on March 7, 2000, which are exercisable within 60 days of December 31, 2000.
  Includes options for 45,000 shares granted on December 18, 1998, 45,000 shares granted on June 16, 1998 and 62,325 shares granted on August 27, 1997, which are exercisable within 60 days of December 31, 2000.
  Includes options for 30,000 shares granted April 1, 2000, 45,000 shares granted on April 1, 1999, 45,000 shares granted on August 31, 1998, 45,000 shares granted on April 16, 1997, which are exercisable as of December 31, 2000 and 2,250 shares owned by Mr. Church's wife. Mr. Church disclaims beneficial ownership of such shares.
  Includes options for 30,000 shares granted on April 1, 2000, 45,000 shares granted on April 1, 1999, 45,000 shares granted on August 31, 1998 and 45,000 shares granted on April 16, 1997, which are exercisable as of December 31, 2000.
  Includes options for 30,000 shares granted on April 1, 2000, which are exercisable as of December 31, 2000 and 300,000 shares of common stock issuable upon the exercise of outstanding warrants exercisable within 60 days of December 31, 2000. Mr. Eisenhaure, a director and officer of SatCon Technology Corporation, may be deemed the beneficial owner of these shares. Mr. Eisenhaure disclaims beneficial ownership of these shares.
  Includes 11,882,433 shares owned by First Albany Companies Inc.; see "Security Ownership of Certain Beneficial Owners." However, Messrs. McNamee and Goldberg disclaim beneficial ownership of such shares.
  Includes options for 30,000 shares granted on March 30, 2000, 26,250 shares granted on March 7, 2000 and 45,000 shares granted on January 8, 1999, which are exercisable within 60 days of December 31, 2000.
  Includes 57,375 shares owned by Mr. McNamee's wife. Mr. McNamee disclaims beneficial ownership of such shares.
  Includes options for 30,000 shares granted on April 1, 2000, 45,000 shares granted on April 1, 1999 and 45,000 shares granted on November 12, 1998, which are exercisable as of December 31, 2000.
  Includes options for 30,000 shares granted on April 1, 2000, 45,000 shares granted on April 1, 1999 and 45,000 shares granted on August 31, 1998, which are exercisable as of December 31, 2000.
  Includes options for 11,250 shares granted on December 18, ,1998 and 16,875 shares granted on October 20, 1997, which are exercisable within 60 days of December 31, 2000.
  Includes 200,970 shares held by Dr. Sternlicht's wife as custodian for their children. Dr. Sternlicht disclaims beneficial ownership of such shares.

ANNUAL REPORT TO SHAREHOLDERS

The Company's Annual Report to Shareholders accompanies this Proxy Statement. The Company's Annual Report on Form 10-K for the year ended September 30, 2000, as filed with the Securities and Exchange Commission, may be obtained by addressing a written request to the Investor Relations Department at the Company's corporate headquarters, 30 South Pearl Street, Albany, New York 12207.

PROPOSALS OF SECURITY HOLDERS

If a shareholder intends to present a proposal at the Company's Annual Meeting of Shareholders to be held in 2002 and seeks to have the proposal included in the Company's Proxy Statement relating to that meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by the Company no later than the close of business on November 19, 2001. If a shareholder wishes to present a matter at the Company's Annual Meeting of Shareholders to be held in 2002 that is outside of the processes of Rule 14a-8, the proposal must be received by the Company no later than the close of business on December 24, 2001. After that date, the proposal will be considered untimely and the Company's proxies will have discretionary voting authority with respect to such matter. Any proposals, as well as any related questions, should be directed to the Secretary of the Company.

OTHER MATTERS

Management does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, however, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons voting them.

All expenses incurred in connection with this solicitation of proxies will be borne by the Company.
By Order of the Board of Directors

Catherine S. Hill
Secretary

Albany, New York

March 5, 2001

EXHIBIT 1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MECHANICAL TECHNOLOGY INCORPORATED

Under Section 807

of the Business Corporation Law of

the State of New York

Mechanical Technology Incorporated (hereinafter called the "Company"), organized and existing under and by virtue of the Business Corporation Law of the State of New York, does hereby certify as follows:

The Board of Directors of the Company has approved, subject to the approval by the shareholders, an amendment to the Certificate of Incorporation of the Company. The shareholders of the Company duly approved said proposed amendment at the Annual Meeting of Shareholders held on April 24, 2001. The resolution setting forth the amendment is as follows:

RESOLVED: That the Board of Directors deems it advisable and in the best interests of the Company and its shareholders that Article 4 of the Certificate of Incorporation hereby is deleted and is replaced in its entirety by the provisions attached hereto as Appendix 1, in order to increase the authorized number of shares of Common Stock of the Corporation from 50,000,000 to 75,000,000.

IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chief Executive Officer this 24th day of April, 2001.

MECHANICAL TECHNOLOGY INCORPORATED

By:_______________________________
George C. McNamee
Chief Executive Officer

Appendix 1

4. The aggregate number of shares which the Corporation shall have authority to issue shall be seventy-five million (75,000,000) shares, par value $1.00 per share.

EXHIBIT 2

MECHANICAL TECHNOLOGY INCORPORATED

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

  PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting and legal compliance that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.
  Review and appraise the audit efforts of the Corporation's independent accountants.
  Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

  COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the

Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. He/she may not be considered "independent" if, among other things, he/she has:

  been employed by the Corporation or its affiliates in the current or past three years;
  accepted any compensation from the Corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);
  an immediate family member who is, or has been in the past three years, employed by the Corporation or its affiliates as an executive officer;
  been a partner, controlling shareholder or an executive officer of any for-profit business to which the Corporation made, or from which it received, payments (other than those which arise solely from investments in the Corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or
  been employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

All members of the Committee shall have a working familiarity with basic finance and accounting practices and be able to read and understand fundamental financial statements (balance sheet, income statement and cash flow statement). At least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

  MEETINGS

  The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with IV.3 below.

  RESPONSIBILTIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

  Review and update this Charter periodically, at least annually, as conditions dictate.
  Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.
  Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Independent Accountants

  Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.
  Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.
  Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

  Financial Reporting Processes

  In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external.
  Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.
  Consider and approve, if appropriate, major changes to the Corporation's accounting principles and practices as suggested by the independent accountants or management.

  Process Improvement

  Establish regular and separate systems of reporting to the Audit Committee by management and the independent accountants regarding any significant judgements made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.
  Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.
  Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.
  Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conduced at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

  Legal Compliance

  Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.
  Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.
  Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or Board deems necessary or appropriate.

Appendix A - Proxy Card

MECHANICAL TECHNOLOGY INCORPORATED

30 South Pearl Street Albany, New York 12207

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy heretofore given to vote such shares, and hereby ratifies and confirms all that said proxies may do by virtue hereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF AUTHORITY TO VOTE FOR ITEM 1, ELECTION OF DIRECTORS, IS NOT SPECIFICALLY WITHHELD, THE PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN THE PROXY STATEMENT. IF NO CHOICE IS SPECIFIED WITH RESPECT TO ITEMS 2 AND 3, THE PROXY WILL BE VOTED FOR THESE PROPOSALS.

The undersigned hereby appoints George C. McNamee and Alan Goldberg, or either of them, as proxies to vote all the stock of the undersigned with all the powers which the undersigned would possess if personally present at the Annual Meeting of the Shareholders of Mechanical Technology Incorporated, to be held at The Desmond hotel (Northway Exit 4), 660 Albany-Shaker Road, Albany, New York, at 10:00 a.m. on April 24, 2001, or any adjournment thereof, as follows:

1.ELECTION OF DIRECTORS:

FOR THE THREE NOMINEES LISTED BELOW ÿ WITHHOLD AUTHORITY ÿ

(except as marked to the contrary below) to vote for both nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

Three Year Term: Alan P. Goldberg Walter L. Robb Beno Sternlicht

2.PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

INCREASING FROM 50,000,000 TO 75,000,000 THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

FOR ÿ AGAINST ÿ ABSTAIN ÿ

3.PROPOSAL TO APPROVE THE REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS.

FOR ÿ AGAINST ÿ ABSTAIN ÿ

IN THEIR DISCRETION, UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.
Date, 2001

Please sign exactly as name appears on this proxy. When

shares are held by joint tenants, both should sign. When

signing as attorney, executor, administrator, trustee, or guardian,

please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized

person.

Attendance at Meeting: NO ! YES ! NUMBER ATTENDING !	Please provide Social Security Number or Tax Identification Number ___________________________________________________